Exhibit 99.1

[Letterhead of HudBay]

March 1, 2010

Private & Confidential

Augusta Resource Corporation

#1040-4500 Cherry Creek South Drive

Denver, CO

80246

Attention: Gil Clausen, President and Chief Executive Officer

Dear Sirs,

In connection with our interest in exploring the possibility of a mutually acceptable transaction (a “Possible Transaction”) between HudBay Minerals Inc. (“HudBay”) and Augusta Resource Corporation (“Augusta”) and to assist the parties in evaluating, and possibly negotiating and pursuing, a Possible Transaction (the “Specified Purpose”), each of us has indicated a willingness to disclose to the other certain information relating to it and its affiliates on, and subject to, the terms and conditions of this letter agreement. Much of that information is commercially sensitive and proprietary and is not known generally to the public, and its improper use could result in significant detriment to the party that provided it.

In this context, and in consideration of each of us making information available to the other (and other consideration, the receipt and sufficiency of which is acknowledged), each of us agrees with the other to be bound by the terms of this letter agreement.

1.	Information

For the purposes of this letter agreement:

•

all information made available by or on behalf of HudBay or Augusta, as the case may be, (the “Disclosing Party”) concerning or relating to the Disclosing Party and its affiliates to the other (the “Recipient”) or to the directors, officers, employees, financial, legal, accounting or other advisors (collectively, “Representatives”) of the other,

•	analyses, compilations, summaries or other documents prepared by the Recipient or its Representatives containing or based upon any such information,

•	copies of any of the foregoing, and

•

the existence of this letter agreement and its contents, and the possibility of a Possible Transaction, its terms and the content of all discussions, investigations and negotiations in connection with a Possible Transaction (collectively, “Transaction Information”), are referred to as the “Information”, regardless of its form or medium (oral, written, stored in computers, machine readable, electronic or other).

2.	Confidentiality and Non-Disclosure

Except to the extent expressly provided in any written agreement between the parties hereto giving effect to a Possible Transaction, Information provided by on or behalf of a Disclosing Party (other than analyses prepared by the Recipient and its Representatives, and only to the extent that those analyses do not contain or reflect Information provided by or on behalf of the Disclosing Party) shall be, and shall remain at all times, the property of the Disclosing Party.

Subject to Section 3, Information shall be kept confidential by the Recipient and its Representatives and shall not, without the prior written consent of the Disclosing Party:

•	be disclosed to any person (which shall be given its broadest meaning) by the Recipient or its Representatives in whole or in part, other than for the Specified Purpose, or

•	be used by the Recipient or its Representatives, directly or indirectly, other than for the Specified Purpose.

Without limiting the generality of the foregoing, the Recipient shall preclude disclosure by it and its Representatives to other parties (including possible lenders, other sources of financing, and acquirors of assets) that may participate in a Possible Transaction unless the Disclosing Party approves such disclosure in advance in writing, in its sole discretion.

Each Recipient shall:

•	make Information available only to those of its Representatives who need to have access to that Information for the Specified Purpose, and only to the extent necessary for that purpose,

•

ensure that any of its affiliates or Representatives to whom Information is disclosed by the Recipient or its Representatives as permitted by this letter agreement are aware of the confidentiality of that Information and also are bound by the same obligation of confidence as the Recipient with respect to that Information for the benefit of the Disclosing Party,

•	maintain a list of its Representatives to whom the Information has been delivered or disclosed,

•	be responsible for any breach of this letter agreement by any of its affiliates or Representatives,

•	make all reasonable, necessary or appropriate efforts to safeguard Information from disclosure other than as permitted by this letter agreement,

•

not copy or store any Information without the prior written consent of the Disclosing Party (other than by standard electronic back-up system and except for such copies and storage as may reasonably be required internally by the Recipient or its Representatives in connection with its consideration and evaluation of a Possible Transaction), and

•	in the event of any breach of this letter agreement or any disclosure of Information by the Recipient or any of its Representatives other than as permitted by this letter agreement (accidentally, inadvertently or otherwise), notify the Disclosing Party (first orally and then in writing) of the nature of the breach or disclosure promptly upon discovery of the breach or disclosure by the Recipient.

Without the prior written consent of HudBay, which shall not be unreasonably withheld, none of Augusta or any of its Representatives will approach, correspond with, talk to or contact in any other manner any Representative, creditor, shareholder, customer or supplier of HudBay or its affiliates (other than the Chief Executive Officer, Senior Vice President, Development, and Senior Vice President and General Counsel of HudBay) concerning this letter agreement, any Possible Transaction or the fact that this letter agreement exists or that a Possible Transaction is being explored. Similarly, without the prior written consent of Augusta, which shall not be unreasonably withheld, none of HudBay or any of its Representatives will approach, correspond with, talk to or contact in any other manner any Representative, creditor, shareholder, customer or supplier of Augusta or its affiliates (other than the Chief Executive Officer or Chief Financial Officer, of Augusta) concerning this letter agreement, any Possible Transaction or the fact that this letter agreement exists or that a Possible Transaction is being explored.

In addition to the obligations of confidentiality provided in this letter agreement, to the extent that any Information disclosed hereunder is personal information of an identifiable individual, subject to protection under applicable privacy legislation, HudBay and Augusta shall each comply with, and shall provide commercially reasonable co-operation to each other with respect to, compliance with the privacy legislation to which each is subject.

3.	Excluded Information

The terms of this letter agreement shall not apply to any Information relating to a Disclosing Party or its affiliates that:

•	is or becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives,

•

becomes available to the Recipient or its Representatives on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided that such source is not known to the Recipient or its Representatives, after reasonable enquiry, to be bound by a confidentiality agreement or to be otherwise prohibited from transmitting the Information by a contractual, legal or fiduciary obligation,

•

the Recipient can demonstrate was in the possession of the Recipient or its Representatives prior to disclosure to it by the Disclosing Party or its Representatives and was not known to the Recipient or its Representatives, after reasonable enquiry, to be subject to a contractual, legal or fiduciary obligation for the benefit of another party,

•	consists of general geological, geophysical, geochemical, metallurgical or operational concepts, models or principles, or

•	the Disclosing Party has consented in writing to exclude from this letter agreement prior to such disclosure.

If a Recipient or any of its Representatives is required under any applicable law, regulation, judicial order, legal process or the by-laws, rules or published policies of any securities regulator or stock exchange having jurisdiction (collectively, “Applicable Disclosure Requirements”) to disclose any Information relating to the Disclosing Party or its affiliates or any Transaction Information, the Recipient will, so long as it is not legally prohibited from doing so, provide the Disclosing Party with prompt written notice so that the Disclosing Party may seek a protective order or other appropriate remedy. The Recipient and its Representatives will co-operate with the Disclosing Party, at the Disclosing Party’s reasonable expense, to obtain such a protective order or other remedy. If a protective order or other remedy is not or cannot be obtained, the Recipient and its Representatives will:

•	furnish only that portion of the Information that the Recipient has been advised by its external counsel is required to be disclosed by the Applicable Disclosure Requirements,

•	as much in advance as practicable and so long as it is not legally prohibited from doing so, provide the Disclosing Party with the actual proposed disclosure of that Information, and

•	exercise all commercially reasonable efforts to obtain reliable assurances that confidential treatment will be afforded that Information.

If such advance notice is not legally permitted, to the extent permitted by applicable law, the Recipient shall provide the Disclosing Party with a copy of the written disclosure made by the Recipient as soon as practicable thereafter.

The Recipient shall also be entitled to disclose Information in connection with any legal proceeding arising in connection with this letter agreement, but any such disclosure shall be subject to such confidentiality procedures as may be reasonably requested by the Disclosing Party and approved by the court.

4.	Return or Destruction of Information

Neither party shall be under any obligation to pursue a Possible Transaction with the other party. If either HudBay or Augusta determines that it does not wish to pursue a Possible Transaction, it will promptly notify the other. In those circumstances, or if a Possible Transaction does not otherwise proceed and either HudBay or Augusta (in its sole discretion) so requests in writing, each will promptly (and in any event within ten business days) deliver to the other all Information relating to the other and its affiliates (other than that in oral form) in its possession or that of its Representatives, or ensure that all such Information (other than that in oral form) and all electronic media through which such Information has been stored shall be permanently destroyed or erased. Notwithstanding the foregoing, the obligation to return or destroy Information shall not cover (a) Information that is maintained on routine computer system backup tapes, disks or other backup storage devices or (b) one copy of Information that the Recipient or Representative is required to maintain in accordance with applicable law or regulation, provided that such retained Information is not used or disclosed or, in the case of back-up Information, otherwise intentionally made available from such back-up devices. Upon request by a Disclosing Party, the Recipient shall confirm in a certificate delivered to the Disclosing Party and signed by one of its senior officers (who confirms his or her authorization to do so) that all such Information has been so returned, destroyed or erased.

5.	Securities Legislation

As securities legislation generally prohibits any person who has received material non-public information about a public company from purchasing or selling securities of the company or communicating any non-public material information to another person, each of HudBay and Augusta will ensure that adequate precautions are taken to ensure that neither it nor any of its affiliates or their respective Representatives engages in such purchases or sales or such communication.

6.	No Representations and Warranties

Nothing in this letter agreement obligates HudBay or Augusta or any of their respective Representatives to make any particular disclosure or to prepare any new Information or revise or update any Information. Each of HudBay and Augusta understands that the other intends to use its reasonable efforts to provide Information pursuant to this letter agreement for the appropriate consideration and evaluation of a Possible Transaction. Each of HudBay and Augusta may cease to provide Information to the other at any time and for any reason. Neither HudBay nor Augusta nor any of their respective Representatives makes any representation or warranty as to the accuracy or completeness of the Information provided by it, except as otherwise may be provided in specific representations and warranties in another definitive agreement entered into in connection with a Possible Transaction. Neither Disclosing Party nor any of its Representatives shall have any liability to the Recipient, any of its Representatives or any other person as a result of the use by them of Information relating to the Disclosing Party or its affiliates except to the extent provided in a definitive agreement entered into in connection with a Possible Transaction.

7.	Standstill

(a) Unless specifically requested to do so in writing in advance by the Chief Executive Officer or the Board of Directors of Augusta, or as otherwise contemplated herein, during the period beginning on the date of this letter agreement and ending twelve (12) months after the date of this letter agreement (the “Restricted Period”), HudBay will not, and will cause its affiliates and Representatives acting on behalf of it and its affiliates not to (individually or jointly or in concert with others, directly or indirectly):

•

acquire or agree, offer, seek or propose to acquire (or request permission to do so) ownership of any of the assets or businesses of, or securities issued by, Augusta or any of its subsidiaries, or any rights or options to acquire such ownership (including from another person),

•

offer, seek or propose, or enter into any arrangement, agreement or understanding regarding, a merger, take-over bid, consolidation, amalgamation, plan of arrangement, business combination or other extraordinary transaction with or involving Augusta or any of its subsidiaries,

•

seek or propose to influence or control the management or the policies of Augusta or any of its subsidiaries or to obtain representation on the Board of Directors of Augusta or any of its subsidiaries or to acquire effective control of Augusta or any of its subsidiaries, or solicit, or encourage or in any way participate in the solicitation of, any proxies or consents with respect to any securities of Augusta or any of its subsidiaries or attempt to influence the conduct of the shareholders or other securityholders of Augusta or any of its subsidiaries,

•

enter into or engage in any discussions, negotiations, arrangements or understandings with any person other than Augusta and its Representatives as provided in this letter agreement with respect to any of the foregoing,

•	assist or encourage others to, or provide or arrange financing to or for others to, directly or indirectly, acting alone or in concert with others, do any of the foregoing,

•

seek or request permission to do any of the foregoing, request to amend or waive any provision of this Section 7 (including, without limitation, any of the preceding five clauses), or make or seek permission to make any public announcement with respect to any of the foregoing, or

•	make any public disclosure of any consideration, desire, intention, plan or arrangement in connection with or to do any of the foregoing.

Notwithstanding anything to the contrary contained in this letter agreement, if at any time a third party (excluding for greater certainty HudBay and its affiliates and any person acting jointly or in concert with any of them):

•	commences a take-over bid for at least 50% of the outstanding shares of Augusta, or

•

enters into an agreement with Augusta providing for (i) an amalgamation, plan of arrangement, take-over bid, business combination or other transaction of similar effect which, if successfully completed, would result in the shareholders of Augusta holding less than 50% of the outstanding voting securities of the resulting corporation or entity (or its parent corporation or entity, if the resulting corporation or entity is to be a wholly-owned subsidiary of another corporation or entity after successful completion of the transaction) or (ii) the sale of all or substantially all of the assets of Augusta and its subsidiaries (on a consolidated basis), as applicable, then (in any of these circumstances) the restrictions set out above in this Section 7(a) shall immediately cease to restrict actions that may be taken by HudBay or its affiliates or their Representatives in respect of Augusta.

(b) Unless specifically requested to do so in writing in advance by the Chief Executive Officer or the Board of Directors of HudBay, or as otherwise contemplated herein, during the Restricted Period, Augusta will not, and will cause its affiliates and Representatives acting on behalf of it and its affiliates not to (individually or jointly or in concert with others, directly or indirectly):

•

acquire or agree, offer, seek or propose to acquire (or request permission to do so) ownership of any of the assets or businesses of, or securities issued by, HudBay or any of its subsidiaries, or any rights or options to acquire such ownership (including from another person),

•

offer, seek or propose, or enter into any arrangement, agreement or understanding regarding, a merger, take-over bid, consolidation, amalgamation, plan of arrangement, business combination or other extraordinary transaction with or involving HudBay or any of its subsidiaries,

•	seek or propose to influence or control the management or the policies of HudBay or any of its subsidiaries or to obtain representation on the Board of Directors of HudBay or any of its subsidiaries or to acquire effective control of HudBay or any of its subsidiaries, or solicit, or encourage or in any way participate in the solicitation of, any proxies or consents with respect to any securities of HudBay or any of its subsidiaries or attempt to influence the conduct of the shareholders or other securityholders of HudBay or any of its subsidiaries,

•

enter into or engage in any discussions, negotiations, arrangements or understandings with any person other than HudBay and its Representatives as provided in this letter agreement with respect to any of the foregoing,

•	assist or encourage others to, or provide or arrange financing to or for others to, directly or indirectly, acting alone or in concert with others, do any of the foregoing,

•

seek or request permission to do any of the foregoing, request to amend or waive any provision of this Section 7 (including, without limitation, any of the preceding five clauses), or make or seek permission to make any public announcement with respect to any of the foregoing, or

•	make any public disclosure of any consideration, desire, intention, plan or arrangement in connection with or to do any of the foregoing.

Notwithstanding anything to the contrary contained in this letter agreement, if at any time a third party (excluding for greater certainty Augusta and its affiliates and any person acting jointly or in concert with any of them):

•	commences a take-over bid for at least 50% of the outstanding shares of HudBay, or

•

enters into an agreement with HudBay providing for (i) an amalgamation, plan of arrangement, take-over bid, business combination or other transaction of similar effect which, if successfully completed, would result in the shareholders of HudBay holding less than 50% of the outstanding voting securities of the resulting corporation or entity (or its parent corporation or entity, if the resulting corporation or entity is to be a wholly-owned subsidiary of another corporation or entity after successful completion of the transaction) or (ii) the sale of all or substantially all of the assets of HudBay and its subsidiaries (on a consolidated basis), as applicable, then (in any of these circumstances) the restrictions set out above in this Section 7(b) shall immediately cease to restrict actions that may be taken by Augusta or its affiliates or their Representatives in respect of HudBay.

8.	Non-Solicitation

During the Restricted Period, neither HudBay nor Augusta will (directly or indirectly, through affiliates or Representatives or otherwise) without the prior written authorization of the other solicit the employment of or employ any individual who is employed or engaged by the other or any of its subsidiaries and who is identified as a result of HudBay’s or Augusta’s, as the case may be, evaluation of (or otherwise in connection with) a Possible Transaction. This restriction shall not apply to the extent the employment of that individual was terminated before any such solicitation or the solicitation or employment was the result of:

•

a solicitation directed at the public in publications available to the public in general and without the objective of soliciting an individual identified as a result of access to Information or the participation of HudBay or Augusta, as the case may be, in the Specified Purpose, or

•

a solicitation by one of HudBay’s or Augusta’s Representatives who did not become aware of the individual directly or indirectly as a result of access to Information or participation in the Specified Purpose.

9.	Third Parties

Each of HudBay and Augusta acknowledges that certain direct or indirect interests of the other (including through affiliates) in certain properties are governed by, and that it and/or certain of its subsidiaries are party to, joint venture agreements or other shared ownership arrangements. Neither HudBay nor Augusta will, and each will ensure that its Representatives (acting on behalf of HudBay or Augusta or their affiliates, respectively) do not, enter into or engage in any discussions, negotiations, arrangements or understandings with any person that it knows to be a party to a joint venture agreement or other shared ownership arrangement with the other or any of its subsidiaries with respect to such properties without first obtaining the prior written consent of the other.

10.	No Liability for Injuries

Neither HudBay nor Augusta nor any of their respective affiliates or Representatives shall have any liability to the other or any of its Representatives for any personal injuries, including death, or for any damage to the property of the other or its Representatives arising from or in connection with site visits or site tours of mining or exploration properties that are undertaken in connection with the Specified Purpose unless that injury or damage is due to the gross negligence or wilful misconduct of HudBay or Augusta or their respective affiliates or Representatives, as the case may be.

11.	Indemnity

Each of HudBay and Augusta shall indemnify and hold harmless the other and its Representatives from any damages, loss, costs or liabilities (including reasonable legal fees and the costs of enforcing this indemnity) actually incurred by them or arising out of or resulting from any breach of this letter agreement by HudBay or Augusta, as the case may be, or any of its Representatives.

12.	Remedies

Each of HudBay and Augusta acknowledges that the other may not have an adequate remedy at law and may be irreparably harmed if any of the terms of this letter agreement were not abided by and that money damages may be an inadequate remedy for breach of this letter agreement because of the difficulty of ascertaining the amount of damage that may be suffered in the event that this agreement is breached. Accordingly, each of HudBay and Augusta shall be entitled to injunctive relief to prevent breaches of these terms and to specifically enforce these terms, in addition to any other remedy to which it may be entitled, and need not demonstrate irreparable harm, deposit any security or post any bond as a condition to, or in connection with, any such remedy. Such remedy shall not be deemed to be the exclusive remedy for any breach of this letter agreement, but shall be in addition to all other remedies available at law or equity. If any provision of this letter agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof or invalidate or render unenforceable such provision in any other jurisdiction.

13.	Notices

Notices authorized or required by this agreement to be given to us shall be delivered by hand or transmitted by facsimile or email to HudBay Minerals Inc., Suite 2501, Dundee Place, 1 Adelaide Street E., Toronto, ON M5C 2V9, Attention: H. Maura Lendon, Senior Vice President, General Counsel and Corporate Secretary (facsimile: (416) 362-9967 / email: maura.lendon@hudbayminerals.com). Notices authorized or required by this agreement to be given to Augusta shall be delivered by hand or transmitted by facsimile or email to Augusta Resource Corporation, 4500 Cherry Creek South Drive, Suite 1040, Denver CO 80206, Attention: Raghunath Reddy, Chief Financial Officer_(facsimile: (303) 300-0135 / email: rreddy@augustaresource.com. Any such notice shall be deemed delivered and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a business day before 5:00 p.m. (local time in the place of delivery or receipt). If a notice is delivered after that time or on a day that is not a business day in the place of delivery or receipt, the notice shall be deemed to have been given and received on the next business day in the place in which it is delivered or received. HudBay and Augusta may, from time to time, change their respective addresses for notice by giving a notice to the other in accordance with the provisions of this clause.

14.	Privileged Information

Neither HudBay nor Augusta:

•	intends that the provision of any Information shall be deemed to waive or in any manner diminish any privilege or protection applicable to that Information, nor

•

shall claim or contend (directly or indirectly, through affiliates or Representatives or otherwise) that the other has waived any privilege or other protection by providing Information pursuant to this letter agreement or any definitive agreement relating to a Possible Transaction.

15.	General

Definitions. In this letter agreement, the term “affiliate” shall mean an “affiliated entity” and the term “subsidiary” shall mean a “subsidiary entity”, as those terms are defined in MI 61-101 – Protection of Minority Security Holders in Special Transactions.

Entire Agreement. This letter agreement constitutes the entire agreement between HudBay and Augusta with respect to its subject matter and supersedes any prior understandings or agreements with respect to that subject matter. There are no representations, warranties, terms, conditions, undertakings or collateral agreements (express, implied or statutory) between HudBay and Augusta, except as expressly provided in this letter agreement.

Successor and Assigns. This letter agreement will enure to the benefit of, and be binding upon, the respective successors and assigns of HudBay and Augusta, provided that it may not be assigned by either without the prior written consent of the other. This letter agreement does not confer any rights or remedies that may be enforced by any person other than HudBay or Augusta.

Severability. If any provision of this letter agreement shall be determined to be invalid or unenforceable, such provision shall be deemed to be severed from this letter agreement but the remainder of this letter agreement shall remain in full force and effect and shall be construed to effect the intent of the parties as far as possible.

Survival. Except as specifically provided in another definitive, written agreement, this letter agreement will survive its execution, the implementation of a Possible Transaction and any termination of the process relating to a Possible Transaction without completion of a Possible Transaction until the day that is two years from the date of this letter agreement, at which time it (other than Sections 10 through 15, which shall remain in force indefinitely) shall terminate and be of no further force or effect.

Liability. Except as specifically provided in this letter agreement or another definitive, written agreement relating to a Possible Transaction, neither HudBay nor Augusta will be under any legal obligation or have liability to the other with respect to a Possible Transaction.

Waiver and Delay. No failure or delay by HudBay or Augusta in exercising any right, power or privilege under this letter agreement will operate as a waiver thereof, and no single or partial exercise thereof will preclude any other or future exercise of any right, power or privilege under this letter agreement.

Independent Advice. Each of HudBay and Augusta acknowledges that its obligations under this letter agreement are fair and reasonable and have been accepted by it with the benefit of legal advice.

Costs. Each of HudBay and Augusta shall bear its own costs of and incidental to the consideration and documentation of a Possible Transaction.

Governing Law. This letter agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario, without giving effect to its principles of conflicts of law. Each of HudBay and Augusta irrevocably submits to (i) the exclusive jurisdiction of the courts of the Province of Ontario for purposes of any suit, action or other proceeding arising out of this letter agreement, or of the transactions contemplated hereby, that is brought by or against it, and (ii) the exclusive venue of such suit, action or proceeding in the Province of Ontario.

Execution. This letter agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Signatures to this letter agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

*    *    *

Please confirm your agreement with the foregoing by signing below and returning an acknowledgment copy of this letter.

HUDBAY MINERALS INC.

By:	/s/ H. Maura Lendon
Authorized Signatory H. Maura Lendon, SVP and General Counsel

Confirmed and agreed effective                         , 2010.

AUGUSTA RESOURCE CORPORATION

By:	/s/ Gil Clausen
Authorized Signatory Gil Clausen, President and Chief Executive Officer